Exhibit 99.1

American Assets Trust, Inc. Reports Third Quarter 2012 Financial Results

Company Release - 11/6/12

SAN DIEGO - American Assets Trust, Inc. (NYSE: AAT) (the “Company”) today reported financial results for its third quarter ended September 30, 2012.

Financial Results and Recent Developments

•	Funds From Operations of $0.36 and $0.98 per diluted share/unit for the three and nine months ended September 30, 2012, respectively

•	$229 million acquisition of City Center Bellevue, a 27-story LEED-EB Gold certified office tower with approximately 497,000 square feet in Bellevue, Washington

•	$111 million 10 year interest-only mortgage loan secured by City Center Bellevue with a fixed rate of 3.98% closed on October 10, 2012

•	Increased 2012 annual guidance approximately 10% over the prior midpoint of $1.20 of FFO per diluted share to a range of $1.30 to $1.33 of FFO per diluted share

•	Introducing 2013 annual guidance range of $1.35 to $1.44 of FFO per diluted share

•

Re-leased last remaining Borders space at Del Monte Center at an average cash basis increase of 29% per square foot; all previous Borders spaces leased and occupied at an average cash basis increase of 26%

•

Entered into an agreement to sell San Francisco office building known as 160 King Street for approximately $94 million, and the acquisition is expected to close in the fourth quarter of 2012, subject to customary closing conditions

•

Entered into an agreement to acquire Geary Marketplace, a newly constructed approximately 35,000 square foot, 100% leased, grocery anchored shopping center in Walnut Creek, California, for approximately $21 million, and the acquisition is expected to close early in the first quarter of 2013, subject to customary closing conditions

•	Same-store NOI retail, office and mixed-use growth increased 8.9%, 2.3% and 16.9%, respectively, for the three months ended September 30, 2012

•	Net income available to common stockholders of $2.8 million and $6.4 million for the three and nine months ended September 30, 2012, respectively, or $0.08 and $0.17 per diluted share, respectively

During the third quarter of 2012, the Company generated funds from operations (“FFO”) for common stockholders and unitholders of $20.6 million, or $0.36 per diluted share/unit, compared to $16.6 million or $0.29 per diluted share/unit for the three months ended September 30, 2011. For the nine months ended September 30, 2012, the Company generated FFO for common stockholders and unitholders of $55.9 million, or $0.98 per diluted share/unit, compared to $41.0 million or $0.77 per diluted share/unit for the nine months ended September 30, 2011. Unitholders refers to holders of common units of our operating partnership. The increase in FFO was largely due to additional operating income from office properties of $2.7 million and $10.6 million for the three and nine months ended September 30, 2012, respectively, including non-same store properties.

Net income attributable to common stockholders was $2.8 million, or $0.08 per basic and diluted share, for the three months ended September 30, 2012, compared to net income attributable to common stockholders of $3.1 million, or $0.08 per basic and diluted share, for the three months ended September 30, 2011. For the nine months ended September 30, 2012, net income attributable to common stockholders was $6.4 million, or $0.17 per basic and diluted share, compared to net income attributable to common stockholder of $2.6 million, or $0.07 per basic and diluted share, for the nine months ended September 30, 2011. The increase in net income attributable to common stockholders was largely due to additional operating income from office properties, as noted above, and non-recurring IPO related costs incurred during the nine months ended September 30, 2011.

FFO is a non-GAAP supplemental earnings measure which the Company considers meaningful in measuring its operating performance. Reconciliations of FFO to net income are attached to this press release.

Portfolio Results

The portfolio leased status as of the end of the indicated quarter was as follows:

	September 30, 2012	June 30, 2012	September 30, 2011
Total Portfolio
Retail	96.9%	96.2%	92.6%
Office	94.0%	95.0%	94.1%
Multifamily	96.2%	97.7%	94.4%
Mixed-Use:
Retail	97.4%	93.9%	99.2%
Hotel	90.2%	90.4%	88.8%

Same-Store Portfolio
Retail	96.9%	96.2%	94.8%
Office	94.1%	96.7%	96.3%
Multifamily	96.2%	97.7%	94.4%

During the third quarter of 2012, the Company signed 42 leases for approximately 173,000 square feet of retail and office space, as well as 232 multifamily apartment leases. Renewals accounted for 93.3% of the comparable retail leases, 80.0% of the comparable office leases and 47.4% of the multifamily leases.

Retail

On a comparable space basis (i.e., leases for which there was a former tenant), the Company leased 57,000 square feet of retail space at an average cash-basis contractual rent increase of 3.4% during the third quarter of 2012. The average contractual rent on this comparable space for the first year of the new leases is $25.90 per square foot, compared to an average contractual rent of $25.04 per square foot for the last year of the prior leases. On a GAAP basis (including the impact of straight-line rents), average rent per square foot for the comparable retail space increased 8.4% for the third quarter of 2012.

Office

On a comparable space basis, the Company leased 71,000 square feet of office space at an average cash-basis contractual rent increase of 4.1% during the third quarter of 2012. The average contractual rent on this comparable space for the first year of the new leases is $29.88 per square foot, compared to an average contractual rent of $28.71 per square foot for the last year of the prior leases. On a GAAP basis (including the impact of straight-line rents), average rent per square foot for the comparable office space increased 11.7% over the prior quarter for the third quarter of 2012.

Multifamily

At September 30, 2012, the average monthly base rent per leased unit was $1,370 compared to an average monthly base rent per leased unit of $1,421 at September 30, 2011.

Mixed-Use

Waikiki Beach Walk - Retail and Embassy SuitesTM had revenue of $12.3 million and net operating income of $5.4 million for the three months ended September 30, 2012. Revenue per available room, or RevPAR, increased 22% compared to the same period last year. RevPAR was $263 for the three months ended September 30, 2012 and $215 for the three months ended September 30, 2011. Average Daily Rate also increased over 21% compared to same period last year.

Same-Store Net Operating Income

Same-store net operating income increased approximately 6.9% and 1.6% for the three and nine months ended September 30, 2012, respectively, on a GAAP basis, compared to the corresponding periods in 2011. The same-store net operating income by segment was as follows (in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	Change	2012	2011	Change
Retail	$16,891	$15,512	8.9%	$44,029	$43,150	2.0%
Office	12,244	11,972	2.3	21,663	21,277	1.8
Multifamily	2,348	2,416	(2.8)	6,520	6,614	(1.4)
Mixed-Use	5,447	4,661	16.9	—	—	—

	$36,930	$34,561	6.9%	$72,212	$71,041	1.6%

The increase in same-store retail net operating income is primarily due to an increase in the percentage leased for the retail properties, which include our Nordstrom Rack leases at Carmel Mountain Plaza and Alamo Quarry Market, and additional cost reimbursements.

Same-store multifamily net operating income decreased primarily due to additional real estate tax assessments during 2012.

The increase in mixed-use rental revenue was due to increased tourist travel to Hawaii and higher RevPAR for the three months ended September 30, 2012 compared to the three months ended September 30, 2011, with average occupancy for the three months ended September 30, 2012 of 89.7% compared to 88.8% for the three months ended September 30, 2011.

In the tables above, same-store property operating income excludes income from First & Main, which was acquired in March 2011, Lloyd District Portfolio, which was acquired in July 2011, One Beach Street, which was acquired in January 2012, City Center Bellevue, which was acquired in August 2012, and Solana Beach Town Centre, Solana Beach Corporate Centre and Waikiki Beach Walk, as these three properties represented noncontrolled properties that were not consolidated until our IPO in January 2011.

Acquisitions and Dispositions

On August 21, 2012, the Company acquired City Center Bellevue, a 27-story trophy LEED-EB Gold certified office tower consisting of approximately 497,000 square feet, located in the heart of Bellevue’s Central Business District at 500 108th Avenue NE, Bellevue, Washington. The purchase price was approximately $228.8 million, with credits of approximately $6.9 million related to outstanding tenant improvement obligations and rent abatements. On October 10, 2012, the Company entered into a ten-year non-recourse mortgage loan with PNC Bank, National Association, with an original principal amount of $111.0 million. Proceeds of the loan were used to reduce the amounts outstanding on the Company’s credit facility.

On August 28, 2012, we entered into an agreement to acquire Geary Marketplace, a newly constructed, approximately 35,000 square foot, 100% leased, grocery anchored shopping center in Walnut Creek, California. The purchase price is approximately $21.0 million. The acquisition is expected to close early in the first quarter of 2013, subject to customary closing conditions.

On October 23, 2012, we entered into an agreement to sell 160 King Street located in San Francisco, California for approximately $93.8 million. The decision to sell 160 King Street was a result of our desire to reallocate capital within our existing and future portfolio. The sale is expected to be completed in connection with the reverse tax deferred exchange structured for the acquisition of City Center Bellevue pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended, and applicable state revenue and taxation code sections.

Balance Sheet and Liquidity

As of September 30, 2012, the Company had gross real estate assets of $2.0 billion and liquidity of $113.3 million, comprised of cash and cash equivalents of $34.9 million and approximately $219.4 million of availability on its line of credit, of which $141.0 million was outstanding.

Dividends

The Company declared dividends on its shares of common stock of $0.21 per share for the third quarter of 2012. The dividends were declared on July 26, 2012 to holders of record on September 14, 2012 and were paid on September 28, 2012. Total dividends paid on shares of the Company’s common stock for the nine months ended September 30, 2012 were $0.63 per share.

In addition, the Company has declared a dividend on its common stock of $0.21 per share for the quarter ending December 31, 2012. The dividend will be paid on December 28, 2012 to stockholders of record on December 14, 2012.

Guidance

The Company increased 2012 FFO per diluted share, approximately 10% from the prior range of $1.17 to $1.22 per share to a range of $1.30 to $1.33 per share. Additionally, the Company is providing initial 2013 guidance of $1.35 to $1.44 diluted FFO per share. Other than the acquisition of Geary Marketplace and disposition of 160 King Street, the Company’s guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, debt financings or repayments. The Company will discuss key assumptions regarding the increase in guidance tomorrow on the conference call.

Conference Call

The Company will hold a conference call to discuss the results for the third quarter 2012 on Wednesday, November 7, 2012 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-800-591-6923 and use the pass code 42503060. A telephonic replay of the conference call will be available beginning at 10:00 a.m. PT on Wednesday, November 7, 2012 through Wednesday, November 21, 2012. To access the replay, dial 1-888-286-8010 and use the pass code 87876989. A live on-demand audio webcast of the conference call will be available on the Company’s website at www.americanassetstrust.com. A replay of the call will also be available on the Company’s website.

Supplemental Information

Supplemental financial information regarding the Company’s third quarter 2012 results may be found in the “Investor Relations” section of the Company’s website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information

American Assets Trust, Inc.

Consolidated Balance Sheets

(In Thousands, Except Share Data)

	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Real estate, at cost
Operating real estate	$1,917,089	$1,659,106
Construction in progress	34,369	3,495
Held for development	14,877	24,675

	1,966,335	1,687,276
Accumulated depreciation	(267,840)	(234,595)

Net real estate	1,698,495	1,452,681
Cash and cash equivalents	34,917	112,723
Restricted cash	10,251	9,216
Marketable securities	—	28,235
Accounts receivable, net	6,076	6,847
Deferred rent	29,392	23,294
Other assets, net	81,806	76,285

TOTAL ASSETS	$1,860,937	$1,709,281

LIABILITIES AND EQUITY
LIABILITIES:
Secured notes payable	$964,068	$943,479
Line of credit	141,000	—
Accounts payable and accrued expenses	33,950	25,476
Security deposits payable	5,482	4,790
Other liabilities and deferred credits	61,140	55,808

Total liabilities	1,205,640	1,029,553

Commitments and contingencies

EQUITY:
American Assets Trust, Inc. stockholders’ equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 39,316,461 and 39,283,796 shares outstanding at September 30, 2012 and December 31, 2011, respectively	393	393
Additional paid-in capital	656,425	653,645
Accumulated dividends in excess of net income	(46,004)	(28,007)

Total American Assets Trust, Inc. stockholders’ equity	610,814	626,031

Noncontrolling interests	44,483	53,697

Total equity	655,297	679,728

TOTAL LIABILITIES AND EQUITY	$1,860,937	$1,709,281

American Assets Trust, Inc.

Unaudited Consolidated Statements of Income

(In Thousands, Except Shares and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
REVENUE:
Rental income	$59,915	$53,278	$169,199	$146,860
Other property income	2,921	3,015	8,484	7,416

Total revenue	62,836	56,293	177,683	154,276

EXPENSES:
Rental expenses	17,024	16,187	48,219	42,720
Real estate taxes	6,301	5,390	17,689	14,800
General and administrative	3,959	3,733	11,716	10,786
Depreciation and amortization	16,432	15,827	46,356	41,916

Total operating expenses	43,716	41,137	123,980	110,222
OPERATING INCOME	19,120	15,156	53,703	44,054
Interest expense	(14,690)	(14,738)	(43,522)	(41,791)
Early extinguishment of debt	—	—	—	(25,867)
Loan transfer and consent fees	—	—	—	(9,019)
Gain on acquisition	—	—	—	46,371
Other income (expense), net	68	(108)	(188)	(179)

INCOME FROM CONTINUING OPERATIONS DISCONTINUED OPERATIONS	4,498	310	9,993	13,569
Results from discontinued operations	(213)	4,308	(213)	5,100

NET INCOME	4,285	4,618	9,780	18,669
Net income attributable to restricted shares	(133)	(132)	(396)	(350)
Net loss attributable to Predecessor’s noncontrolling interests in consolidated real estate entities	—	—	—	2,458
Net income attributable to Predecessor’s controlled owners’ equity	—	—	—	(16,995)
Net (income) loss attributable to unitholders in the Operating Partnership	(1,335)	(1,434)	(3,022)	(1,209)

NET INCOME ATTRIBUTABLE TO AMERICAN ASSETS TRUST, INC. STOCKHOLDERS	$2,817	$3,052	$6,362	$2,573

Basic net income (loss) from continuing operations attributable to common stockholders per share	$0.08	$—	$0.17	$(0.03)
Basic net income from discontinued operations attributable to common stockholders per share	—	0.08	—	0.10

Basic net income (loss) attributable to common stockholders per share	$0.08	$0.08	$0.17	$0.07

Weighted average shares of common stock outstanding - basic	38,673,617	38,655,084	38,663,352	36,106,397

Diluted net income (loss) from continuing operations attributable to common stockholders per share	$0.08	$—	$0.17	$(0.03)
Diluted net income from discontinued operations attributable to common stockholders per share	—	0.08	—	0.10

Diluted net income (loss) attributable to common stockholders per share	$0.08	$0.08	$0.17	$0.07

Weighted average shares of common stock outstanding - diluted	57,054,425	57,051,173	57,054,425	53,265,648

Dividends declared per common share	$0.21	$0.21	$0.63	$0.59

Reconciliation of Net Income to Funds From Operations

The Company’s FFO attributable to common stockholders and operating partnership unitholders and a reconciliation to net income is as follows (in thousands except shares and per share data):

	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2012

Funds From Operations (FFO)
Net income	$4,285	$9,780
Depreciation and amortization of real estate assets	16,432	46,356

FFO, as defined by NAREIT	20,717	56,136
Less: Nonforfeitable dividends on incentive stock awards	(89)	(266)

FFO attributable to common stock and units	$20,628	$55,870

FFO per diluted share/unit	$0.36	$0.98

Weighted average number of common shares and units, diluted	57,266,166	57,261,363

Reported results are preliminary and not final until the filing of the Company’s Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as supplements to net income as measures of the Company’s performance. FFO should not be used as measures of the Company’s liquidity, nor are they indicative of funds available to fund the Company’s cash needs, including the Company’s ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About American Assets Trust, Inc.

The Company is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. For over 40 years, the Company has been acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii. The Company’s retail portfolio comprises approximately 3.0 million rentable square feet, and its office portfolio comprises approximately 2.8 million square feet. In addition the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units. In 2011, the Company succeeded to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:

American Assets Trust

Robert F. Barton

Executive Vice President and Chief Financial Officer

858-350-2607